Exhibit 10.7

August 23, 2012

VIA EMAIL

Kenneth Shifrin

OFFER OF EMPLOYMENT WITH Liquid Holdings Group, LLC

I am pleased to confirm our offer to you for the position of Chief Financial Officer (“CFO”) for Liquid Holdings Group, LLC and its affiliated entities (together “LIQUID”) starting September 19, 2012, at an annual salary of $250,000 paid on in accordance with LIQUID’S current payroll practices. In addition, LIQUID will pay you a signing bonus of $50,000, to be paid in two installments: $25,000 on your first day of employment with LIQUID, and the remaining $25,000 on November 16, 2012. In addition, your annual salary will increase to $350,000 from the date of a successful IPO or similar public offering. In the position of CFO, you will report to Samuel Gaer, CEO and report to the CEO throughout the duration of your employment. In this capacity, you will also effectively serve in the most senior finance position in the organization. In addition, you will be eligible to participate in the LIQUID’S Bonus and Equity Incentive Programs, as governed by the provisions of those programs. The performance period is the calendar year. All annual incentive compensation will be based on individual and organizational performance and subject to the review and approval of the Management Compensation Committee of the Board of Governors.

You will be eligible to participate in benefit plans available to all LIQUID officers. Current LIQUID benefits include fully-paid comprehensive health insurance. As additional benefit plans are offered to officers, you will be eligible to participate. For the avoidance of doubt, you will be eligible to be covered for health insurance under LIQUID’S current provider beginning on your first day of employment with LIQUID.

Beginning January 1, 2013, you will be eligible to receive 20 vacation days for the calendar year. Based on your hire date, in 2012 you will be eligible for 6 vacation days, with appropriate notice and approval. Should your employment be involuntarily terminated for reasons other than “for cause” during your first year of employment with LIQUID, you will receive a cash payment $150,000. The term “for cause” shall mean your conviction of (or a plea of nolo contendere to) a felony of any kind or a crime involving moral turpitude or your willful commission of acts of dishonesty, misappropriation, gross neglect (other than as a result of physical or mental illness), fraud, or deceit in connection with your position. There will be no severance in the event of termination “for cause.” After this one year period, all matters regarding severance shall be in accordance with LIQUID’S Executive Compensation Policies.

Your primary office location will be in LIQUID’s New York office at 800 Third Avenue, 39th Floor. As your responsibilities may involve travel, your accommodations, airfare, and travel expenses will be subject to the LIQUID travel policy for employees who are similarly situated.

Liquid Holdings Group LLC	800 Third Avenue, 39th Floor www.liquidholdingsgroup.com	New York, New York 10022

Please be advised that any changes or amendments to LIQUID’S policies, procedures, benefits and compensation program, as well as the corporate or departmental organization, will apply to you as they will to all LIQUID employees.

This offer is contingent upon acceptable routine background and reference checks.

LIQUID employment is employment-at-will and all employees are subject to policies as defined in the LIQUID Employee Handbook. In addition, you will be required to execute Non-Ccmpete, Confidentiality, and Intellectual Property Assignment agreements similar to those of other LIQUID executives.

If you have any questions regarding this offer or the terms and conditions of employment, please call me at 212-293-2690 or on my mobile phone at 646-673-6278. If the terms and conditions of this offer of employment are acceptable, please sign and date this letter, and return it to me via email. Please bring the executed copy with you on first day of employment.

Welcome to LIQUID. We believe you will find the work to be both challenging and personally rewarding, and I look forward to the contributions you will make toward achieving the goals of LIQUID.

Best regards,		AGREED AND ACCEPTED:

/s/ Samuel H. Gaer	Digitally signed by SAM GAER Date: 2012.09.04 11 :23:08 -04’00’
Samuel H. Gaer
Chief Executive Officer
		By:	/s/ Kenneth Shifrin

		Date:	9/4/2012
cc: Brian Ferdinand Richard Schaeffer

Liquid Holdings Group LLC	800 Third Avenue, 39th Floor www.liquidholdingsgroup.com	New York, New York 10022